SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

GRILL CONCEPTS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Proposed maximum aggregate value of transaction:

(4)	Total fee paid:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Filing Party:

(5)	Date Filed:

GRILL CONCEPTS, INC.

6300 Canoga Avenue, Suite 1700

Woodland Hills, California 91367

April 28, 2008

Dear Stockholder:

We cordially invite you to attend our 2008 annual meeting of stockholders, which will be held at 10:00 a.m. on Thursday, June 12, 2008 at the offices of Grill Concepts, Inc. at 6300 Canoga Avenue, Suite 1700, Woodland Hills, CA 91367.

At this year’s annual meeting, the agenda will include the election of directors, consideration and voting on a proposal to increase the shares reserved under the Grill Concepts, Inc. 2006 Equity Incentive Plan, consideration and voting on a proposal to amend the company’s certificate of incorporation to increase the authorized shares of common stock, the ratification of the selection of our independent registered public accounting firm for fiscal 2008 and the transaction of such other business as may properly come before the meeting or any adjournment thereof. Please refer to the enclosed proxy statement for detailed information on each of these proposals and other important information about Grill Concepts.

We hope you will be able to attend the annual meeting, but we know that not every stockholder will be able to do so. Whether or not you plan to attend, please complete, sign and return your proxy, or vote by telephone or via the Internet according to the instructions on the proxy card, so that your shares will be voted at the annual meeting.

Sincerely,

Robert Spivak
Co-Chairman of the Board

Michael Weinstock
Co-Chairman of the Board

GRILL CONCEPTS, INC.

6300 Canoga Avenue, Suite 1700

Woodland Hills, California 91367

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

JUNE 12, 2008

Dear Stockholder:

The annual meeting of stockholders of Grill Concepts, Inc. will be held 10:00 a.m. on Thursday, June 12, 2008 at the offices of Grill Concepts, Inc. at 6300 Canoga Avenue, Suite 1700, Woodland Hills, CA 91367. The purpose of the annual meeting is to:

1. Elect seven directors to hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified.

2. Approve an amendment to the Grill Concepts, Inc. 2006 Equity Incentive Plan to increase the number of shares of common stock issuable thereunder by 500,000 shares.

3. Approve an amendment to our certificate of incorporation to increase the number of authorized shares of common stock from 12,000,000 shares to 15,000,000 shares.

4. Ratify the selection of Moss Adams LLP as our independent registered public accounting firm for the 2008 fiscal year.

5. Transact such other business as may properly come before the meeting or any adjournments thereof.

Only stockholders of record at the close of business on April 21, 2008 will be entitled to vote at the annual meeting and any and all adjourned sessions thereof. Our stock transfer books will remain open.

To ensure that your vote is recorded promptly, please vote as soon as possible. If you are a stockholder of record, please complete, sign and mail the proxy card in the enclosed postage-paid envelope. If your shares are held in “street name”, that is held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

By Order of the Board of Directors,

Robert Spivak
Co-Chairman of the Board

Michael Weinstock
Co-Chairman of the Board

Los Angeles, California

April 28, 2008

GRILL CONCEPTS, INC.

6300 Canoga Avenue, Suite 1700

Woodland Hills, California 91367

PROXY STATEMENT

Our board of directors is soliciting your proxy for the annual meeting of stockholders to be held at the offices of Grill Concepts, Inc at 6300 Canoga Avenue, Suite 1700, Woodland Hills, CA 91367, on Thursday, June 12, 2008 at 10:00 a.m. and at any and all adjourned sessions of the annual meeting.

We are mailing our annual report for the fiscal year ended December 30, 2007, to our stockholders with this notice and proxy statement (including the form of proxy) on or about May 5, 2008.

Record Date and Quorum Requirements

Only stockholders of record at the close of business on April 21, 2008 will be entitled to vote at the annual meeting. At the close of business on April 21, 2008, we had 8,797,730 shares of common stock issued and outstanding.

A majority of the outstanding shares of common stock as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a “quorum.” A stockholder’s shares are counted as present at the meeting if the stockholder is present at the meeting and votes in person or a proxy card has been properly submitted by the stockholder or on the stockholder’s behalf. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

“Broker non-votes” are shares of common stock held by brokers or nominees over which the broker or nominee lacks discretionary power to vote and for which the broker or nominee has not received specific voting instructions from the beneficial owner.

Voting Your Shares and Votes Required

Your vote is very important. If you do not vote your shares, you will not have an impact with respect to the issues to be voted on at this annual meeting. In addition, banks and brokers cannot vote on their clients’ behalf on “non-routine” proposals without your specific voting instructions.

The holders of all outstanding shares of common stock are entitled to one vote for each share of common stock registered in their names on the books of our company at the close of business on the record date. Additionally, every stockholder voting for the election of directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by the stockholder as of the record date, or distribute such stockholder’s votes on the same principle among as many candidates as the stockholder may select, provided that votes cannot be cast for more than the number of directors to be elected. However, no stockholder shall be entitled to cumulate votes unless the candidate’s name has been placed in nomination prior to the voting and the stockholder, or any other stockholder, has given notice at the meeting prior to the voting of the intention to cumulate the stockholder’s votes.

In order to be elected as directors, each of the nominees for director must receive a plurality of the votes cast at the annual meeting. Approval of the proposed amendment to our 2006 Equity Incentive Plan and ratification of the selection of Moss Adams LLP as our independent registered public accounting firm for the 2008 fiscal year will require the affirmative vote of a majority of the shares of common stock present or represented by proxy at the annual meeting. Approval of the proposed amendment to our certificate of incorporation will require the affirmative vote of a majority of all shares outstanding.

For purposes of determining the outcome of any matter, shares represented in person or by proxy at the meeting but abstaining from voting on a particular proposal and “broker non-votes” will each be treated as not present and not entitled to vote with respect to that matter, even though the shares of common stock are considered entitled to vote for the purposes of determining a quorum and may be entitled to vote on other matters. Therefore, abstentions and broker non-votes will have the same effect as a vote against the proposed amendment of our certificate of incorporation.

Submitting Your Proxy

If you complete and submit your proxy, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy card but do not fill out the voting instructions on the proxy card, the persons named as proxies will vote the shares represented by your proxy as follows:

•	FOR the election of the director nominees;

•	FOR amendment of the 2006 Equity Incentive Plan to increase the shares authorized thereunder;

•	FOR amendment of our certificate of incorporation to increase the shares authorized; and

•	FOR the ratification of the selection of Moss Adams LLP as our registered public accounting firm.

To ensure that your vote is recorded promptly, please vote as soon as possible. To vote by proxy, please complete, sign and mail the proxy card in the enclosed postage-paid envelope.

Stockholders that attend the annual meeting and wish to vote in person will be given a ballot at the meeting. If your shares are held in “street name” and you want to attend the annual meeting, you must bring an account statement or letter from the brokerage firm or bank holding your shares showing that you were the beneficial owner of the shares on the record date. If you want to vote shares that are held in “street name” or are otherwise not registered in your name, you will need to obtain a “legal proxy” from the holder of record and present it at the annual meeting.

Revoking or Changing Your Proxy

You may revoke or change your proxy at any time before it is voted. For a stockholder “of record”, meaning one whose shares are registered in his or her own name, to revoke or change a proxy, the stockholder may follow one of the procedures listed below.

•	submit another properly signed proxy, which bears a later date;

•	deliver a written revocation to our corporate secretary; or

•	attend the annual meeting or any adjourned session thereof and vote in person.

If you are a beneficial owner of our common stock, and not the stockholder of record (for example your common stock is registered in “street name” with a brokerage firm), you must follow the procedures required by the holder of record, which is usually a brokerage firm or bank, to revoke or change a proxy. You should contact the stockholder of record directly for more information on these procedures.

Other Information

We will bear the expense of soliciting proxies. Our officers and certain other employees, without additional remuneration, may solicit proxies personally or by telephone, e-mail or other means.

Our Annual Report on Form 10-K for the year ended December 30, 2007, which is not part of the proxy soliciting materials, is included with this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below shows the number of our shares of common stock beneficially owned as of April 21, 2008 by:

•	each person or group known by us to beneficially own more than 5% of our outstanding common stock;

•	each director and nominee for director;

•	each executive officer named in the Summary Compensation Table under the heading “Executive Compensation” below; and

•	all of our current directors and executive officers of the company as a group.

The number of shares beneficially owned by each 5% holder, director or executive officer is determined by the rules of the SEC, and the information does not necessarily indicate beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the person or entity has sole or shared voting power or investment power and also any shares that the person or entity can acquire within 60 days of April 21, 2008 through the exercise of any stock option or other right. For purposes of computing the percentage of outstanding shares of common stock held by each person or entity, any shares that the person or entity has the right to acquire within 60 days after April 21, 2008 are deemed to be outstanding with respect to such person or entity but are not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person or entity. Unless otherwise indicated, each person or entity has sole investment and voting power (or shares such power with his or her spouse) over the shares set forth in the following table. The inclusion in the table below of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. As of April 21, 2008, there were 8,797,730 shares of common stock issued and outstanding.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percentage of Common Stock Outstanding
Eaturna LLC (1)	1,344,479	(1)	15.1%
Charles N. Mathewson (2)	905,947	(2)	10.3%
Magnetar Capital Partners LLC (3)	797,740	(3)	9.1%
Michael Weinstock* (4)	514,565	(5)	5.8%
Robert Spivak* (4)	451,091	(6)	5.1%
Stephen Ross*	173,167	(7)	2.0%
Philip Gay*	57,437	(8)	†
Glenn Golenberg*	68,875	(9)	†
John Sola	70,134	(10)	†
Louie Feinstein	22,918	(11)	†
Bruce Schwartz*	29,250	(12)	†
Rudolph Borneo*	8,250	(13)	†
Wayne Lipschitz	17,200	(14)	†
All directors and executive officers as a group (10 persons)	1,412,887	(15)	15.4%

*	Director of our company
†	Less than 1% of the shares of total common stock outstanding as of April 21, 2008.

(1)	Address is 8635 Kittyhawk Avenue, Los Angeles, CA 90045. Based upon information regarding Grill Concepts, Inc. holdings reported on a Schedule 13D/A filed with the SEC on July 17, 2007 by Eaturna LLC, Eaturna Holdings LLC, Good Tasting LLC, Tuscany Oaks Partners I, LLC, Lori A. Milken, Michael R. Milken and Robert Fell. The shares include (a) 923,873 shares held of record by Eaturna LLC, (b) 113,560 shares held of record, and 39,746 shares underlying warrants held of record, by Good Tasting LLC, and (c) 198,000 shares held of record, and 69,300 shares underlying warrants held of record, by Tuscany Oaks Partners I, LLC. Eaturna Holdings LLC and Good Tasting LLC have the power to elect a majority of the board of directors of Eaturna LLC. Lori A. Milken may be deemed the controlling person of Eaturna Holdings LLC, Good Tasting LLC and Eaturna LLC. Michael R. Milken is the spouse of Lori A. Milken and, as such, may be deemed to share the power to vote and dispose of the shares over which Mrs. Milken is deemed to hold control. Mr. Milken disclaims any beneficial interest in the shares. Robert Fell is a member of Eaturna LLC and is manager of Tuscany Oaks Partners I, LLC.

Eaturna LLC acquired the shares indicated from Starwood Hotels and Resorts Worldwide, Inc. on March 6, 2007 pursuant to the terms of a Subscription Agreement under which Starwood contributed the shares plus cash in exchange for 6,085 Preferred B Units of Eaturna. Under the terms of the Subscription Agreement, Starwood also transferred to Eaturna LLC certain rights under a Development Agreement and various other agreements between Starwood and Grill Concepts pursuant to which certain warrants to purchase Grill Concepts common stock may be issued from time to time in the future.

The Subscription Agreement provides that in the event Eaturna is deemed to have become the owner of 15% or more of our outstanding voting stock without having first obtained the approval of our Board of Directors, Starwood will, upon the request of Eaturna, immediately purchase such number of the securities, or accept a reassignment of some or all of the ancillary rights as is necessary to cause Eaturna to own less than 15% of our outstanding voting stock. The Subscription Agreement further provides that if Eaturna proposes to sell all or substantially all of its assets, which includes the shares acquired from Starwood, to certain designated parties, Starwood has the first right to purchase the offered assets upon the terms of the sale proposed by Eaturna. The Subscription Agreement further provides that if, within a year of the execution of the Subscription Agreement, one of the Company’s liquidity events, as designated therein, occurs or is announced, Eaturna will issue additional Preferred B Units to Starwood if other specified conditions are met.

(2)	Address is 9295 Prototype Drive, Reno, Nevada 89521. Based upon information regarding Grill Concepts, Inc. holdings reported on a Schedule 13D/A filed with the SEC on March 12, 2008 by Charles N. Mathewson. Includes 865,277 shares of common stock and 40,670 shares underlying warrants. All shares and warrants are held of record by The Charles N. Mathewson Trust, of which Charles N. Mathewson is the sole trustee.
(3)

Address is 1603 Orrington Avenue, 13th Floor, Evanston, Illinois. Based upon information regarding Grill Concepts, Inc. holdings reported on a Schedule 13G filed with the SEC on February 13, 2008 by Magnetar Financial LLC, Magnetar Capital Partners LLC, Supernova Management LLC and Alec N. Litowitz. The shares include (a) 547,967 shares held for the account of Magnetar Capital Master Fund Ltd. and (b) 249,773 shares held for certain managed accounts. Magnetar Capital Partners serves as the sole member and parent holding company of Magnetar Financial and Magnetar Investment Management LLC, both of which are registered investment advisors under the Investment Advisors Act of 1940. Magnetar Financial serves as investment advisor to Magnetar Capital Master Fund and has voting and dispositive power with respect to the shares held by Magnetar Capital Master Fund. Magnetar Investment Management serves as investment advisor to the managed accounts and has voting and dispositive power with respect to the shares held by the managed accounts. Supernova Management is the general partner of Magnetar Capital Partners and Alec Litowitz is manager of Supernova Management and each may be deemed to share voting and dispositive power with respect to all reported shares.

Excludes shares of common stock issuable upon exercise of the warrant held by the reporting persons because the terms of such warrant contain a blocker provision under which the holder thereof does not have the right to exercise such warrant to the extent that such exercise would result in beneficial ownership by the holder thereof, together with its affiliates, of more than 4.90% of the shares of common stock then issued and outstanding.

(4)	Address is 6300 Canoga Avenue, Suite 1700, Woodland Hills, California 91367.
(5)	Excludes certain shares held by Mr. Weinstock’s spouse, children and certain trusts for the benefit of family members. Mr. Weinstock disclaims any beneficial interest in such shares.
(6)	Excludes certain shares held by Mr. Spivak’s spouse, children and certain trusts for the benefit of family members. Mr. Spivak disclaims any beneficial interest in such shares. Includes 125,000 stock options that may be exercised within 60 days of April 21, 2008.

(7)	Includes (a) 138,167 shares of common stock held by Stephen Ross and Rachel Ross as co-trustees of the Ross Family Trust and (b) 35,000 stock options that may be exercised by Mr. Ross within 60 days of April 21, 2008.
(8)	Includes (a) 97 shares held by Traci D. Gay Custodian for Lauren Eden Gay UTMA, (b) 40 shares held by Traci D. Gay Custodian for Ilysee Rebecca Gay UTMA and (c) 57,300 stock options that may be exercised by Mr. Gay within 60 days of April 21, 2008. Traci D. Gay is the spouse of Mr. Gay.
(9)	Includes 40,000 stock options that may be exercised by Mr. Golenberg within 60 days of April 21, 2008.
(10)	Includes 56,950 stock options that may be exercised by Mr. Sola within 60 days of April 21, 2008.
(11)	Includes 22,550 stock options that may be exercised by Mr. Feinstein within 60 days of April 21, 2008.
(12)	Includes 29,250 stock options that may be exercised by Mr. Schwartz within 60 days of April 21, 2008.
(13)	Includes 8,250 stock options that may be exercised by Mr. Borneo within 60 days of April 21, 2008.
(14)	Includes 9,000 stock options that may be exercised by Mr. Lipschitz within 60 days of April 21, 2008.
(15)	Includes 383,300 stock options that may be exercised by directors and executive officers, as a group, within 60 days of April 21, 2008.

PROPOSAL 1

ELECTION OF DIRECTORS

The first proposal to be voted on is the election of seven directors. The board’s nominees are Robert Spivak, Michael Weinstock, Philip Gay, Glenn Golenberg, Stephen Ross, Bruce Schwartz and Rudolph Borneo. Each of the nominees is currently serving as a director of the Company. If elected, each of the nominees will serve a one-year term and will be subject to reelection next year along with the other directors.

Biographical information about each of the nominees is included below. There are no family relationships among any of our directors, nominees for director and executive officers.

The board of directors has no reason to believe that any nominee will be unable to serve or decline to serve as a director if elected. If a nominee becomes unable or unwilling to accept nomination or election, the board will either select a substitute nominee or will reduce the size of the board. If you have submitted a proxy and a substitute nominee is selected, your shares will be voted for the election of the substitute nominee.

In accordance with the company’s bylaws, directors are elected by a plurality vote of shares represented and entitled to vote at the meeting. That means the seven nominees will be elected if they receive more affirmative votes than any other nominees. In accordance with applicable law, in electing directors, stockholders may cumulate their votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by the stockholder as of the record date, or distribute such stockholder’s votes on the same principle among as many candidates as the stockholder may select, provided that votes cannot be cast for more than the number of directors to be elected. However, no stockholder shall be entitled to cumulate votes unless the candidate’s name has been placed in nomination prior to the voting and the stockholder, or any other stockholder, has given notice at the meeting prior to the voting of the intention to cumulate the stockholder’s votes.

Director Nominees

Rudolph Borneo Age: 67 Director since 2007	Mr. Borneo is Vice Chairman and Director of Stores of Macy’s West, a division of Macy’s Inc., and, prior to assuming his current position, served as President of Macy’s California and Macy’s West. Mr. Borneo serves as a director of Motor Car Parts of America, Inc., a publicly traded company that remanufactures starters and alternators.

Philip Gay Age: 50 Director since 2006	Mr. Gay has served as our President and Chief Executive Officer, and as a director, since July 2006. Previously, Mr. Gay served as Executive Vice President and Chief Financial Officer from July 2004 until his promotion in 2006. From March 2000 until he joined Grill Concepts in July 2004, Mr. Gay served as Managing Director of Triple Enterprises, a business advisory firm that assisted mid-cap sized companies with financing, mergers and acquisitions, franchising and strategic planning. From March 2000 to November 2001, Mr. Gay served as an independent consultant with El Paso Energy. Previously he served as Chief Financial Officer for California Pizza Kitchen (1987 to 1994), Chief Financial Officer and Interim Chief Executive Officer for Wolfgang Puck Food Company (1994 to 1996), Chief Executive Officer for Color Me Mine and held various Chief Operating Officer and Chief Executive Officer positions with Diversified Food Group from 1996 to 2000. Mr. Gay is also on the Board of Motor Car Parts of America, Inc., a publicly traded company that remanufactures starters and alternators, and on the Board of The California Restaurant Association. He is a Certified Public Accountant, a former audit manager at Laventhol and Horwath and a graduate of the London School of Economics.

Glenn Golenberg Age: 67 Director since 1995	Mr. Golenberg is a Managing Director of Golenberg & Company, formed in 1978, and The Bellwether Group, LLC, merchant banking firms that invest in and provide consulting and financial advisory services to a broad range of businesses. Prior to forming Golenberg & Company, Mr. Golenberg served in various research and management positions in the investment banking industry from 1966 to 1978. Previously, Mr. Golenberg was a CPA with Arthur Andersen & Co.

Stephen Ross Age: 59 Director since 2001	Mr. Ross is Senior Vice President – Recreational Enterprises, Warner Bros. Entertainment, Inc. and has served in various management positions with Warner Bros since 1989. Previously, Mr. Ross served as Senior Vice President and General Counsel for Lorimar Telepictures Corporation, and its predecessors, from 1981 to 1989. Mr. Ross also serves as a director of j2 Global Communications, Inc.

Bruce Schwartz Age: 68 Director since 2004	Mr. Schwartz served, from 1989 until his retirement in 2003, in various executive capacities with Sysco Food Services of Los Angeles, Inc., a major food services company and subsidiary of NYSE traded Sysco Corporation. From 1989 to 1996, Mr. Schwartz served as President and Chief Operating Officer of Sysco Food Services and, from 1996 to 2003, Mr. Schwartz served as Chairman of the Board and Chief Executive Officer of Sysco Food Services.

Robert Spivak Age: 64 Director since 1995	Mr. Spivak served as President and Chief Executive Officer of the Company from 1995 until his retirement in 2006, as a director since 1995 and as Co-Chairman of the Board since 2007. Mr. Spivak was a co-founder of the company’s predecessor (“GCI”) and served as President, Chief Executive Officer and a director of GCI from inception in 1988 until 1995. Prior to forming GCI, Mr. Spivak co-founded, and operated, The Grill on the Alley restaurant in Beverly Hills in 1984. Mr. Spivak is a founder and past president of the Beverly Hills Restaurant Association. Mr. Spivak also chairs the executive advisory board of the Collins School of Hotel and Restaurant Management at California State Polytechnic University at Pomona, is Director Emeritus of the California Restaurant Association and is a member of the Board of Directors of DiRoNA – Distinguished Restaurants of North America.

Michael Weinstock Age: 65 Director since 1995	Mr. Weinstock has served as Executive Vice President and a director of the Company since 1995 and as Chairman, and Co-Chairman, of the Board since 2000. From 1995 to 2000, Mr. Weinstock served as Vice-Chairman of the Board. Mr. Weinstock was a co-founder of GCI and served as Chairman of the Board, Vice President and a director of GCI from 1988 until 1995. Prior to forming GCI, Mr. Weinstock co-founded The Grill on the Alley restaurant in Beverly Hills in 1984. Mr. Weinstock previously served as President, Chief Executive Officer and a director of Morse Security Group, Inc., a security systems manufacturer.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS SET FORTH IN THIS PROPOSAL 1.

In considering your vote with respect to the election of directors pursuant to Proposal 1, you should consider the discussions of “Executive Compensation” and “Corporate Governance” and the other discussions contained in this Proxy Statement.

PROPOSAL 2

AMENDMENT OF GRILL CONCEPTS, INC. 2006 EQUITY INCENTIVE PLAN

On March 12, 2008, our board of directors adopted a proposed amendment to the Grill Concepts, Inc. 2006 Equity Incentive Plan (the “2006 Plan”) to increase the number of shares of common stock authorized for issuance upon the exercise of any stock options, stock appreciation rights (“SARs”), restricted stock or RSUs granted thereunder by 500,000 shares, subject to certain limits on the number of shares underlying grants other than options or SARs. The proposed amendment is subject to approval by the stockholders at the meeting.

As of April 21, 2008, a total of 500,000 shares were reserved under the 2006 Plan, including 357,059 shares underlying currently outstanding option grants. Accordingly, as of April 21, 2008, a total of 142,941 shares were available for future grants under the 2006 Plan.

The proposed amendment will increase the aggregate number of shares of common stock authorized for issuance under the 2006 Plan from 500,000 to 1,000,000, subject to antidilution adjustment, with a total of 642,941 being available for future grants under the 2006 Plan. The increase is proposed to provide sufficient shares of common stock to cover new award grants to enable the company to attract, retain and motivate directors, employees and designated consultants by providing for or increasing their economic interests in the success of the Company.

In connection with our stock-based compensation programs, we seek to balance the need to maintain a talented resource pool in a human-intensive and highly competitive business with efforts to closely monitor and reduce our stock option “burn rate,” which is defined as the number of options granted in a fiscal year divided by the gross number of shares of common stock outstanding at the end of that fiscal year.

Key Features of the 2006 Equity Incentive Plan, as amended:

•	An independent committee of the Board of Directors administers the plan;

•	1,000,000 shares are authorized for grant under the plan;

•	Awards may not be granted later than 10 years from the effective date;

•	Awards may be stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, deferred compensation awards and other stock-based awards;

•	Stock options and stock appreciation rights may not be repriced without stockholder approval;

•	Stock options and stock appreciation rights may not be granted below fair market value;

•	Awards other than stock options and stock appreciation rights will be charged against the 2006 Plan share reserve at the rate of 2 shares for each share actually granted;

•	Shares tendered in payment of a stock option, shares withheld for taxes and shares repurchased by the company using stock option proceeds will not be available again for grant; and

•	The 2006 Plan reserve also will be reduced by the full amount of shares granted as stock appreciation rights, regardless of the number of shares upon which payment is made.

Summary of the 2006 Plan

The following is a summary of the material terms of the 2006 Plan, as amended. It is qualified in its entirety by the specific language of the 2006 Plan, which will be available at the meeting, or upon written request to the company, and the proposed amendment, which is included as Appendix A to this proxy statement and which is available to any stockholder upon request.

General

The 2006 Plan provides for the grant of incentive and nonstatutory stock options as well as stock appreciation rights, restricted stock, restricted stock units, performance units and shares and other stock-based awards. Incentive stock options granted under the 2006 Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Nonstatutory stock options granted under the 2006 Plan are not intended to qualify as incentive stock options under the Code.

Purpose

The purpose of the 2006 Plan is to advance the interests of the company and our stockholders by providing an incentive to attract and retain persons eligible to receive grants under the 2006 Plan and by motivating such persons to contribute to the growth and profitability of the Company.

Administration

The 2006 Plan is administered by the board of directors (the “Board”) and its designees. The Board has the power to construe and interpret the 2006 Plan and, subject to the provisions of the 2006 Plan, to determine the persons to whom and the dates on which awards will be granted, the number of shares to be subject to each award, the time or times during the term of each award within which all or a portion of such award may be exercised, the exercise price, the type of consideration to be paid upon exercise of an award, and other terms of the award. The Board is authorized to delegate administration of the 2006 Plan to a committee of outside directors. The board has delegated administration of the 2006 Plan to the compensation committee of the Board. As used herein with respect to the 2006 Plan, the “Board” refers to the compensation committee, as well as to the board of directors itself.

Stock Subject to the 2006 Plan

The share reserve under the 2006 Plan, as amended, will be equal to 1,000,000 shares. If awards granted under the 2006 Plan expire, are cancelled or otherwise terminate without being exercised, the shares of common stock subject to such expired, cancelled or terminated awards will then be available for grant under the 2006 Plan.

Shares subject to stock options and stock appreciation rights will be charged against the 2006 Plan share reserve on the basis of one (1) share for each one (1) share granted. Shares subject to all other types of awards will be charged against the 2006 Plan share reserve on the basis of two (2) shares for each one (1) share granted. Any shares returned to the reserve as described above will be returned on the same basis as they are charged.

Eligibility

Awards, other than incentive stock options, generally may be granted only to employees, directors and consultants of the Company, or certain related entities or designated affiliates. An incentive stock option can only be granted to a person who, on the effective date of grant, is an employee of the company, a parent corporation or a subsidiary corporation. As of April 21, 2008, while approximately 2,100 employees would have been eligible for discretionary grants under the 2006 Plan, the company presently intends that only approximately 75 key restaurant-level employees and corporate employees will receive such grants.

No incentive stock options may be granted under the 2006 Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company, or any of its parent or subsidiary corporations, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and the term of the option does not exceed 5 years from the date of grant. The aggregate fair market value, determined at the time of grant, of the shares of common stock with respect to which incentive stock options granted under the 2006 Plan are exercisable for the first time by an optionee during any calendar year (under all such plans of the company and its parent and subsidiary corporations) may not exceed $100,000. In order to permit awards to qualify as “performance based compensation” under Code Section 162(m) no employee may be granted awards under the 2006 Plan in excess of the following in each fiscal year of the Company:

•	Stock options and stock appreciation rights: No more than 200,000 shares.

•	Restricted stock and restricted stock unit awards having vesting based upon the attainment of performance goals and performance share awards: No more than 100,000 shares in the aggregate.

•	Performance unit awards: No more than $1,000,000 for each full fiscal year contained in the performance period of the award.

Stock Options and Stock Appreciation Rights

The following is a description of the general terms of options and stock appreciation rights under the 2006 Plan. Individual grants may have terms that differ from those described below.

Exercise Price; Payment. The exercise price of incentive stock options under the 2006 Plan may not be less than the fair market value of the common stock subject to the option on the date of the option grant, and in some cases (see “Eligibility” above), may not be less than 110% of such fair market value. The exercise price of nonstatutory stock options and stock appreciation rights may not be less than the fair market value of the stock subject to the award on the date of the option grant. On April 21, 2008, the closing price of our common stock as reported on the Nasdaq Stock Market was $3.70 per share. The exercise price of options granted under the 2006 Plan must be paid: (i) in cash, by check or cash equivalent, (ii) by tender to the Company, or attestation to the ownership of shares of common stock of the Company owned by the optionee having a fair market value not less than the exercise price, (iii) in any other form of legal consideration acceptable to the Board, or (iv) any combination of the above.

No Repricing. The 2006 Plan does not permit the company to lower the exercise price of options or stock appreciation rights or to exchange options or stock appreciation rights for awards with a lower exercise price without further stockholder approval.

Exercise. Options and stock appreciation rights granted under the 2006 Plan may become exercisable (“vest”) in cumulative increments as determined by the Board provided that the holder’s employment by, or service as a director or consultant to the company or certain related entities or designated affiliates (“service”) continues from the date of grant until the applicable vesting date. Shares covered by awards granted under the 2006 Plan may be subject to different vesting terms. The board has the power to accelerate the time during which an award may be exercised.

Term. The maximum term of options and stock appreciation rights under the 2006 Plan is ten years, except that in certain cases (see “Eligibility” above) the maximum term is five years. The 2006 Plan provides for earlier termination of an award due to the holder’s cessation of service.

Restrictions on Transfer

Incentive stock options granted under the 2006 Plan may not be transferred except by will or by the laws of descent and distribution, and may be exercised during the lifetime of the person to whom the option is granted only by such person. A nonstatutory stock option or stock appreciation right is not transferable in any manner other than (i) by will or by the laws of descent and distribution, (ii) by written designation of a beneficiary taking effect upon the death of the optionee, (iii) by delivering written notice to the Company that the optionee will be gifting to certain family members or other specific entities controlled by or for the benefit of such family members, and such other transferees as the board may approve.

Restricted Stock Units

The Board may grant restricted stock units under the 2006 Plan that represent a right to receive shares of our common stock at a future date determined in accordance with the participant’s award agreement. No monetary payment is required for receipt of restricted stock units or the shares issued in settlement of the award, the consideration for which is furnished in the form of the participant’s services to the Company. The Board may grant restricted stock unit awards subject to the attainment of one or more performance goals similar to those described below in connection with performance awards, or may make the awards subject to vesting conditions similar to those applicable to restricted stock awards. Unless otherwise provided by the Board, a participant will forfeit any restricted stock units which have not vested prior to the participant’s termination of service. Participants have no voting rights or rights to receive cash dividends with respect to restricted stock unit awards until shares of common stock are issued in settlement of such awards. However, the Board may grant restricted stock units that entitle their holders to receive dividend equivalents, which are rights to receive additional restricted stock units for a number of shares whose value is equal to any cash dividends we pay.

Restricted Stock Awards

The Board may grant restricted stock awards under the 2006 Plan either in the form of a restricted stock purchase right, giving a participant an immediate right to purchase common stock, or in the form of a restricted stock bonus, for which the participant furnishes consideration in the form of services to the company. The Board determines the purchase price payable under restricted stock purchase awards, which may be less than the then current fair market value of our common stock. Restricted stock awards may be subject to vesting conditions based on such service or performance criteria as the Board specifies, including the attainment of one or more performance goals similar to those described below in connection with performance awards. Shares acquired pursuant to a restricted stock award may not be transferred by the participant until vested. Unless otherwise provided by the Board, a participant will forfeit any shares of restricted stock as to which the restrictions have not lapsed prior to the participant’s termination of service. Participants holding restricted stock will generally have the right to vote the shares and to receive any dividends paid, except that dividends or other distributions paid in shares will be subject to the same restrictions as the original award.

Performance Awards

The Board may grant performance awards subject to such conditions and the attainment of such performance goals over such periods as the Board determines in writing and sets forth in a written agreement between the Company and the participant. To the extent compliance with Section 162(m) of the Code is desired, a committee comprised solely of “outside directors” under Section 162(m) shall act with respect to performance awards, and “Board” as used in this section shall mean this committee. These awards may be designated as performance shares or performance units. Performance shares and performance units are obligations of the Company and generally having initial values, respectively, equal to the fair market value determined on the grant date of a share of common stock and a value set by the board. Performance awards will specify a predetermined amount of performance shares or performance units that may be earned by the participant to the extent that one or more predetermined performance goals are attained within a predetermined performance period. To the extent earned, performance awards may be settled in cash, shares of common stock (including shares of restricted stock) or any combination thereof.

Prior to the beginning of the applicable performance period or such later date as permitted under Section 162(m) of the Code, the Board will establish one or more performance goals applicable to the award. Performance goals will be based on the attainment of specified target levels with respect to one or more measures of business or financial performance of the company and each subsidiary corporation consolidated with the company for financial reporting purposes, or such division or business unit of the Company as may be selected by the Board. The Board, in its discretion, may base performance goals on one or more of the following such measures: sales revenue, gross margin, operating margin, operating income, pre-tax profit, earnings before stock-based compensation expense, interest, taxes, depreciation and amortization, net income, expenses, the market price of our common stock, earnings per share, return on stockholder equity, return on capital, return on net assets, economic value added, market share, customer service, customer satisfaction, safety, total stockholder return, free cash flow, net operating income, operating cash flow, return on investment, employee satisfaction, employee retention, balance of cash, cash equivalents and marketable securities, product development, research and development expenses, completion of an identified special project, completion of a joint venture or other corporate transaction, or other measures as determined by the board. The target levels with respect to these performance measures may be expressed on an absolute basis or relative to a standard specified by the Board. The degree of attainment of performance measures will be calculated in accordance with generally accepted accounting principles, but prior to the accrual or payment of any performance award for the same performance period, and, according to criteria established by the Board, excluding the effect (whether positive or negative) of changes in accounting standards or any extraordinary, unusual or nonrecurring item occurring after the establishment of the performance goals applicable to a performance award.

Following completion of the applicable performance period, the Board will certify in writing the extent to which the applicable performance goals have been attained and the resulting value to be paid to the participant. The Board retains the discretion to eliminate or reduce, but not increase, the amount that would otherwise be payable on the basis of the performance goals attained to a participant who is a “covered employee” within the meaning of Section 162(m) of the Code. However, no such reduction may increase the amount paid to any other participant. The Board may make positive or negative adjustments to performance award payments to participants other than covered employees to reflect the participant’s individual job performance or other factors determined by the Board. In its discretion, the Board may provide for the payment to a participant awarded performance shares of dividend equivalents with respect to cash dividends paid on the company’s common stock. The board may provide for performance award payments in lump sums or installments. If any payment is to be made on a deferred basis, the Board may provide for the payment of dividend equivalents or interest during the deferral period.

Unless otherwise provided by the Board, if a participant’s service terminates due to the participant’s death or disability prior to completion of the applicable performance period, the final award value will be determined at the end of the performance period on the basis of the performance goals attained during the entire performance period but will be prorated for the number of months of the participant’s service during the performance period. If a participant’s service terminates prior to completion of the applicable performance period for any other reason, the 2006 Plan provides that, unless otherwise determined by the Board, the performance award will be forfeited. No performance award may be sold or transferred other than by will or the laws of descent and distribution prior to the end of the applicable performance period.

Deferred Compensation Awards

The 2006 Plan authorizes the Board to establish a deferred compensation award program. If and when implemented, participants designated by the Board who are officers, directors or members of a select group of highly compensated employees may elect to receive, in lieu of compensation otherwise payable in cash or in lieu of cash or shares of common stock issuable upon the exercise or settlement of stock options, stock appreciation rights or performance share or performance unit awards, an award of deferred stock units. Each such stock unit represents a right to receive one share of our common stock at a future date determined in accordance with the participant’s award agreement. Deferred stock units are fully vested upon grant and will be settled by distribution to the participant of a number of whole shares of common stock equal to the number of stock units subject to the award as soon as practicable following the earlier of the date on which the participant’s service terminates or a settlement date elected by the participant at the time of his or her election to receive the deferred stock unit award. Participants are not required to pay any additional consideration in connection with the settlement of deferred stock units. A holder of deferred stock units has no voting rights or other rights as a stockholder until shares of common stock are issued to the participant in settlement of the stock units. However, participants holding deferred stock units will be entitled to receive dividend equivalents with respect to any payment of cash dividends on an equivalent number of shares of common stock. Such dividend equivalents will be credited in the form of additional whole and fractional stock units determined in accordance with a method specified by the Board in the participant’s award agreement. Prior to settlement, deferred stock units may not be assigned or transferred other than by will or the laws of descent and distribution.

Other Stock-Based Awards

The Plan permits the Board to grant other awards based on the Company’s stock or on dividends on the Company’s stock.

Effect of Certain Corporate Events

In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the capital structure of the company, appropriate adjustments will be made in the number and class of shares subject to the 2006 Plan and to any outstanding awards, in the Section 162(m) per employee grant limit (see “Federal Income Tax Information — Potential Limitation on Company Deductions,” below), and in the exercise price per share of any outstanding awards. Any fractional share resulting from an adjustment will be rounded down to the nearest whole number, and at no time will the exercise price of any option or stock appreciation right be decreased to an amount less than par value of the stock subject to the award.

If a change in control occurs, the surviving, continuing, successor or purchasing corporation or parent corporation thereof may either assume the Company’s rights and obligations under the outstanding awards or substitute substantially equivalent awards for such corporation’s stock. Awards that are not assumed, replaced or exercised prior to the change in control will terminate. The Board may grant awards that will accelerate in connection with a change in control. The acceleration of an award in the event of an acquisition or similar corporate event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the company.

Duration, Amendment and Termination

The Board may amend or terminate the 2006 Plan at any time. If not earlier terminated, the 2006 Plan will expire on June 21, 2016.

The Board may also amend the 2006 Plan at any time or from time to time. However, no amendment authorized by the Board will be effective unless approved by the stockholders of the Company if the amendment would: (i) increase the number of shares reserved for options under the 2006 Plan; (ii) change the class of persons eligible to receive incentive stock options; or (iii) modify the 2006 Plan in any other way if such modification requires stockholder approval under applicable law, regulation or rule.

Specific Grants

Awards under the 2006 Plan are discretionary. Accordingly, it is not possible to determine the number of awards that may be granted under the 2006 Plan to specific individuals.

Federal Income Tax Information

Incentive Stock Options. An optionee recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of an incentive stock option. Optionees who do not dispose of their shares for two years following the date the incentive stock option was granted or within one year following the exercise of the option will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies both such holding periods upon a sale of the shares, the company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares either within two years after the date of grant or within one year from the date of exercise (referred to as a “disqualifying disposition”), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. A capital gain or loss will be long-term if the optionee’s holding period is more than 12 months. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. The difference between the option exercise price and the fair market value of the shares on the exercise date of an incentive stock option is an adjustment in computing the optionee’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

Nonstatutory Stock Options and Stock Appreciation Rights. Nonstatutory stock options and stock appreciation rights have no special tax status. A holder of these awards generally does not recognize taxable income as the result of the grant of such award. Upon exercise of a nonstatutory stock option or stock appreciation right, the holder normally recognizes ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares on the exercise date. If the holder is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option or stock appreciation right, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the holding period of the shares is more than 12 months. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option or stock appreciation right, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. No tax deduction is available to the Company with respect to the grant of a nonstatutory stock option or stock appreciation right or the sale of the stock acquired pursuant to such grant.

Restricted Stock. A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the “determination date.” The “determination date” is the date on which the participant acquires the shares unless the shares are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares become transferable or (ii) the date on which the shares are no longer subject to a substantial risk of forfeiture. If the determination date is after the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code, to have the date of acquisition be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date on which the shares are acquired. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Performance and Restricted Stock Unit Awards. A participant generally will recognize no income upon the receipt of a performance share, performance unit or restricted stock unit award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any substantially vested shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the participant receives shares of restricted stock, the participant generally will be taxed in the same manner as described above (see discussion under “Restricted Stock”). Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the “determination date” (as defined above under “Restricted Stock”), will be taxed as capital gain or loss. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Deferred Compensation Awards. Section 409A of the Code provides certain requirements on non-qualified deferred compensation arrangements. These include new requirements with respect to an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date, or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are officers, Section 409A requires that such individual’s distribution commence no earlier than six (6) months after such officer’s separation from service.

Deferred compensation awards granted under the plan will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

Potential Limitation on Company Deductions. Code Section 162(m) denies a deduction to the Company for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1 million for a covered employee. It is possible that compensation attributable to stock options, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year. Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with applicable regulations issued under Section 162(m), compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation, provided that: (i) the option plan contains a per-employee limitation on the number of shares for which options or stock appreciation rights may be granted during a specified period, (ii) the per-employee limitation is approved by the stockholders, (iii) the option is granted by a compensation committee comprised solely of “outside directors” (as defined in Section 162(m)) and (iv) the exercise price of the option or right is no less than the fair market value of the stock on the date of grant.

For the aforementioned reasons, the 2006 Plan provides for an annual per employee limitation as required under Section 162(m) and the company’s compensation committee is comprised solely of outside directors. Accordingly, options or stock appreciation rights granted by the compensation committee qualify as performance-based compensation, and the other awards subject to performance goals may qualify.

Other Tax Consequences. The foregoing discussion is intended to be a general summary only of the federal income tax aspects of awards granted under the 2006 Plan; tax consequences may vary depending on the particular circumstances at hand. In addition, administrative and judicial interpretations of the application of the federal income tax laws are subject to change. Furthermore, no information is given with respect to state or local taxes that may be applicable. Participants in the 2006 Plan who are residents of or are employed in a country other than the United States may be subject to taxation in accordance with the tax laws of that particular country in addition to or in lieu of United States federal income taxes.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE PROPOSED AMENDMENT TO THE GRILL CONCEPTS, INC. 2006 EQUITY INCENTIVE PLAN.

PROPOSAL 3

AMENDMENT OF CERTIFICATE OF INCORPORATION

Our Restated Certificate of Incorporation, as currently in effect (the “Certificate”), provides that we are authorized to issue two classes of stock: 12,000,000 shares of common stock, par value $.00004 per share; and 1,000,000 shares of preferred stock, par value $.001 per share. On March 12, 2008, our board of directors authorized an amendment to the Certificate to increase the number of authorized shares of common stock from 12,000,000 to 15,000,000 shares. The stockholders are being asked to approve at the Annual Meeting such amendment to the Certificate. Under the proposed amendment, the first paragraph of Article Fourth of the Certificate would be amended to read as follows:

“The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is sixteen million (16,000,000) shares, consisting of (a) one million (1,000,000) shares of preferred stock, par value $.001 per share (hereinafter referred to as “Preferred Stock”); and (b) fifteen million (15,000,000) shares of common stock, par value $.00004 per share (hereinafter referred to as “Common Stock”).”

We currently have 12,000,000 authorized shares of common stock. As of April 21, 2008, we had 8,797,730 shares of common stock issued and outstanding. In addition, (1) a total of 849,634 shares of common stock were reserved for future issuance under our stock option plans (including shares to be reserved under Proposal 2 of this proxy statement), and (2) a total of 850,334 shares are reserved for issuance upon exercise of outstanding warrants. Assuming exercise or conversion of all available options and outstanding warrants, we would have a total of 10,494,790 shares outstanding.

The principal purpose of the proposed amendment to the Certificate is to authorize additional shares of common stock which will be available to satisfy existing reserve obligations and additional reserve obligations that may arise in the future. Additionally, the authorization of additional shares of common stock will enhance flexibility in the event our board of directors determines that it is necessary or appropriate to raise additional capital through the sale of securities, to acquire other companies or their businesses or assets or to establish strategic relationships with corporate partners. Our board of directors has no present agreement or arrangement to issue any of the shares for which approval is sought. If the amendment is approved by the stockholders, our board of directors does not intend to solicit further stockholder approval prior to the issuance of any additional shares of common stock or securities convertible into common stock, except as may be required by applicable law.

The increase in authorized common stock will not have any immediate effect on the rights of existing stockholders. However, our Board will have the authority to issue authorized common stock without requiring future stockholder approval of such issuances, except as may be required by applicable law. To the extent that the additional authorized shares are issued in the future, they will decrease the existing stockholders’ percentage equity ownership and, depending on the price at which they are, could be dilutive to the existing stockholders. The holders of common stock have no preemptive rights.

The increase in the authorized number of shares of common stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of our Company without further action by the stockholders. Shares of authorized and unissued common stock could (within the limits imposed by applicable law) be issued in one or more transactions which would make a change in control of more difficult, and therefore less likely. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of common stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of our company. We have previously adopted certain measures that may have the effect of helping to resist an unsolicited takeover attempt, including provisions of the Certificate authorizing our Board to issue up to 1,000,000 shares of Preferred Stock with terms, provisions and rights fixed by the Board.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of all outstanding shares of common stock is required for approval of this proposal. An abstention or broker non-vote is not an affirmative vote and, therefore, will have the same effect as a vote against the proposal.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE PROPOSED AMENDMENT TO THE CERTIFICATE.

PROPOSAL 4

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Board, on the recommendation of the audit committee, has selected the firm of Moss Adams LLP as our registered public accounting firm for fiscal 2008. Moss Adams LLP has served as our registered public accounting firm since 2004. Although stockholder approval of the Board’s selection of Moss Adams LLP is not required by law, the Board believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the annual meeting, the Board will reconsider its selection of Moss Adams LLP.

Representatives of Moss Adams LLP are expected to be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF MOSS ADAMS LLP AS OUR REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 28, 2008.

In considering your vote with respect to the ratification of our selection of Moss Adams LLP as our registered public accounting firm pursuant to Proposal 4, you should consider the discussion of “Relationship with Independent Registered Public Accounting Firm” and the other discussions contained in this Proxy Statement.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table includes information concerning compensation of our CEO and the two most highly compensated executive officers (other than the CEO) for the year ended December 30, 2007:

Name and Principal Position	Year	Salary ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Philip Gay – President, CEO	2007	288,658	60,328	50,091	17,533	416,610
	2006	261,101	36,792	55,173	13,757	255,381

Wayne Lipschitz – CFO, VP – Finance	2007	212,578	16,340	18,463	8,000	255,381
	2006	86,154	4,069	—	4,000	94,223

John Sola – Senior VP – Culinary	2007	184,591	14,581	13,376	13,850	226,398
	2006	174,203	11,731	41,990	13,850	241,774

(1)	Represents the dollar amount recognized during fiscal 2007 for financial statement reporting purposes under Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-based Payments” with respect to stock option grants. Refer to Note 8, “Stockholders’ Equity – Stock Options and Stock Based Compensation”, in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K filed on April 4, 2008 for the relevant assumptions used to determine the valuation of our option awards. The values reported in this column represent the account expense values incurred during the fiscal year and may not be equivalent to the actual value recognized by the named executive officer.
(2)	Represents amounts earned during the year with respect to performance versus metrics established by our compensation committee. Bonuses based on 2007 performance were paid in April 2008.
(3)	Consists of automobile allowances, dining card privileges and life insurance premiums.

Employment Agreements

During 2006, Philip Gay, our then CFO, was appointed to fill the CEO position. In conjunction with his elevation to the CEO role, we entered into a new employment agreement with Mr. Gay with a term running through December 31, 2009. Pursuant to the terms of Mr. Gay’s employment agreement, Mr. Gay’s base salary was fixed at $275,000 increasing on June 23 of 2007, 2008 and 2009 to $300,000, $325,000 and $350,000, respectively. The employment agreement also provides that Mr. Gay is entitled to use of a company automobile, reimbursement of up to $10,000 of annual expenses relating to use of the company automobile, a company paid $1 million term life insurance policy, annual performance based bonuses of up to 50% of his base salary based on metrics established by the compensation committee and a stock option to purchase 50,000 shares of company stock vesting over three years, in addition to participation in other employee benefit plans maintained by the company.

We do not maintain employment agreements with any of our other officers or employees.

Base Salary

Mr. Gay’s base salary for fiscal 2007 was fixed under his employment agreement. In setting base salaries of other officers for fiscal 2007, we reviewed salary compensation of officers with comparable qualifications, experience and responsibilities at comparable companies. We also considered the past and expected future contributions of our executive officers in achieving our goals.

Bonus

Our compensation committee establishes an annual bonus incentive pool for our executives. At the beginning of fiscal year 2007, our compensation committee established the terms of the bonus pool. Under the terms of the 2007 plan, each executive was eligible to earn bonuses ranging from 25% to 60% of their base pay based on achieving budget at between 75% and 125% of our financial plan for the fiscal year. The compensation committee maintains the discretion to either pay or not pay, at its discretion after completion of the fiscal years, bonuses as it deems appropriate. Bonuses based on performance versus the 2007 plan were paid in April 2008. During fiscal 2007, the Company, under the incentive bonus plan, attained a percentage of its target based on its financial criteria and the compensation committee elected to award cash bonuses with respect to 2007 performance. As a result, the Company paid cash bonuses totaling $107,433 to its executive officers, representing 71% of the aggregate bonuses paid. Bonuses paid to the executive ranged from 7% to 17% of base salaries.

Stock Option Grants

We grant options to our executive officers and key employees at the time of hiring and, thereafter, at the time of the compensation committee’s annual review of compensation based upon prior performance, the importance of retaining their services and the potential for their performance to help us attain our long-term goals. However, there is no set formula for the granting of options to individual executives or employees. During 2007, we granted stock options to purchase 204,209 shares of common stock, or 2.3% of our outstanding stock on a fully diluted basis. Of the options granted during 2007, 65,000, or 31.8%, were to named executive officers and the balance was to other officers, non-employee directors and key employees. All stock option grants are priced at market value on the date of grant and typically vest over three or to five years.

Perquisites

Each of our executive officers is provided with a dining card providing dining privileges at our Company operated restaurants in the amount of $2,000 per quarter. Except for such dining privilege and as otherwise specifically provided for under employment agreements, all of our executives are entitled to the same benefits as are available to all of our employees. See “—Employment Agreements” above. We generally provide to all of our employees, including our executive officers, participation in group health, dental, life and long-term disability insurance, paid parking and participation in our 401(k) plan.

Outstanding Equity Award at Fiscal Year-End

The following table includes certain information with respect to the number of all unexercised options previously awarded to the named executive officers at December 30, 2007.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Philip Gay – President, CEO	30,000	20,000		—	2.23	07/12/2014	—	—	—	—
	2,800	4,200		—	4.22	08/08/2015	—	—	—	—
	16,666	33,334	(2)	—	3.19	03/20/2016	—	—	—	—
	0	40,000		—	7.11	06/19/2017	—	—	—	—

Wayne Lipschitz – CFO, VP – Finance	6,000	24,000		—	3.20	07/19/2016	—	—	—	—
	0	15,000		—	7.11	06/19/2017	—	—	—	—

John Sola, – Senior VP – Culinary	8,750	0		—	4.00	12/30/2008	—	—	—	—
	10,000	0		—	1.55	09/20/2010	—	—	—	—
	9,000	0		—	2.19	08/29/2011	—	—	—	—
	12,000	0		—	1.65	06/25/2012	—	—	—	—
	4,800	1,200		—	1.70	05/28/2013	—	—	—	—
	3,600	2,400		—	2.86	06/23/2014	—	—	—	—
	2,800	4,200		—	4.22	08/08/2015	—	—	—	—
	1,400	5,600		—	3.16	06/20/2016	—	—	—	—
	0	10,000		—	7.11	06/19/2017	—	—	—	—

(1)	Except as noted, options become exercisable in five equal annual installments beginning on the first anniversary of the date of grant
(2)	Options become exercisable in three equal annual installments beginning on the first anniversary of the date of grant.

Post-Employment Compensation

Pension Benefits and other Compensation

We do not provide pension arrangements, post-retirement health coverage or nonqualified defined contribution or other deferred compensation plans for our executives or employees.

Change in Control Agreement

In September 2005, we entered into a Change in Control Agreement with Philip Gay, John Sola and certain other officers. In June 2007, we entered into a Change in Control Agreement with Wayne Lipschitz. Under the Change in Control Agreements, each of the covered employees is entitled to payment of a severance payment in the event that his employment is terminated in connection with a change in control. The severance benefits are payable if the employee is terminated within 90 days prior to or one year following a change in control, unless termination is for cause or voluntary resignation or death or disability.

Severance benefits consist of a lump sum cash payment equal to one and one-half times the sum of (1) the employee’s highest annual salary rate within 3 years prior to the date of termination, and (2) the annualized average bonuses and incentive pay during the 2 years prior to the date of termination. In the event of such termination, all unvested stock options held by each covered employee will immediately be fully vested and exercisable. Additionally, the employees will be entitled, for a period of two years, to group medical, dental, life and disability insurance subject to reduction or termination in the event the employee has concurrent coverage through another plan. In addition, if the employees are required to pay any excise tax as a result of the severance payment, we will pay an additional amount to the employees to compensate for any such excise tax.

Other than as noted above, all of our employees are employees-at-will and as such do not have employment contracts with us and we have no agreements, written or oral, to provide any payments, including any post-retirement health coverage, to our executives or employees upon termination or a change-in-control.

DIRECTOR COMPENSATION

Director Compensation Table

The following table provides compensation information for the year ended December 30, 2007 for each member of our Board of Directors:

Name (1)	Fees Earned or Paid in Cash ($)	Option Awards ($) (2)(3)(4)	All Other Compensation ($)(5)	Total ($)
Rudolph Borneo	12,250	34,238	1,000	47,488
Glenn Golenberg	18,750	29,050	2,000	49,800
Stephen Ross	18,750	29,050	2,000	49,800
Bruce Schwartz	15,250	29,050	2,000	46,300

(1)	Mr. Gay and Michael Weinstock, each a director and current officer of the company, has been omitted from this table since they receive no compensation for serving on our board. All amounts paid to Messrs. Gay and Weinstock are in their capacity as employees. Robert Spivak, a director and consultant to the company, has been omitted from the table since he receives no compensation for serving on our board.
(2)

Represents the dollar amount recognized during fiscal 2007 for financial statement reporting purposes under SFAS No. 123R with respect to stock option grants. Refer to Note 8, “Stockholders’ Equity – Stock Options and Stock Based Compensation,” in the Notes to Financial Statements included in the Annual Report on Form 10-K filed on April 4, 2008 for the relevant assumptions used to determine the valuation of our option awards. The values reported in this column represent the account expense values incurred during the fiscal year and may not be equivalent to the actual value recognized by the named director.

(3)	The grant date fair value of each stock option awarded to our non-employee directors, computed in accordance with SFAS No. 123R, is: $34,238 for Mr. Borneo; and $29,050 for each of Messrs. Golenberg, Ross, and Schwartz .
(4)	The following are the aggregate number of option awards outstanding that have been granted to each of our non-employee directors as of December 30, 2007, the last day of the 2007 fiscal year: Mr. Borneo: 8,250; Mr. Golenberg: 40,000; Mr. Ross: 35,000; Mr. Schwartz: 29,250; Mr. Spivak: 125,000; and Mr. Weinstock: 10,000.
(5)	Consists of a dining card.

Standard Director Compensation Arrangements

We compensate non-employee members of the Board through a mixture of cash and equity-based compensation. Each non-employee director receives an annual retainer of $15,000, payable in quarterly installments of $3,750, for his services as a director. Each member of the audit committee receives an annual retainer of $5,000, payable in quarterly installments of $1,250. Each member of the compensation committee receives an annual retainer of $5,000, payable in quarterly installments of $1,250. In addition, the chairman of the audit committee and compensation committee each receives an annual retainer of $5,000 payable in quarterly installments of $1,250. We also reimburse expenses incurred by non-employee directors to attend board and committee meetings, and provide to each non-employee director a food credit of $2,000 annually.

On the date of the initial appointment or election of each non-employee director, the non-employee director receives a stock option grant to purchase 6,250 shares of our common stock at a price equal to the fair market value of our common stock on the date of grant. On the date of each annual meeting of stockholders following initial appointment or election, each non-employee director receives an annual stock option grant to purchase 5,000 shares of our common stock, plus 1,000 shares for each committee on which a non-employee director serves, at a price equal to the fair market value of our common stock on the date of grant.

Directors who are also our employees do not receive cash or equity compensation for service on the Board in addition to compensation payable for their service as employees of Grill Concepts.

Consulting Fees to a Director

Robert Spivak, a director and the former president and chief executive officer of the Company, provides services as a consultant for a period of ten years following his retirement in December 2006. Under the terms of a Consulting Agreement, we agreed to pay to Mr. Spivak $12,500 per month and Mr. Spivak agreed to provide an estimated 40 hours per month of services. Additionally, we agreed to provide to Mr. Spivak use of an office, a $1,000 per month restaurant meal allowance and continued medical, life and disability insurance and, for a period of 18 months, an automobile.

Ownership Guidelines

We do not presently maintain any guidelines regarding the minimum value of our stock that a non-employee director must own.

CORPORATE GOVERNANCE

The Board and Board Meetings

The Board consists of seven directors. During the fiscal year ended December 30, 2007, the Board held a total of four meetings. Each director attended at least 75% of the total number of meetings of the Board and at least 75% of the meetings of all committees on which he served . It is our policy that directors are expected to attend the annual meeting of stockholders. All the directors, except Mr. Borneo and Mr. Schwartz attended the 2007 annual meeting of stockholders.

Board Independence

The Board has determined that each of the directors, with the exception of Messrs. Gay, Spivak and Weinstock, qualify as “independent” as defined by applicable NASDAQ and SEC rules. In making this determination, the Board has concluded that none of these members has a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Glenn Golenberg serves as lead director and presides over meetings of the independent directors.

Board Committees

The board currently has, and appoints members to, two standing committees: the audit committee and the compensation committee. Each member of these committees is independent as defined by applicable NASDAQ and SEC rules. Each of the committees has a written charter approved by the board. The current members of the committees are identified below:

Director	Audit	Compensation
Glenn Golenberg	✓ (Chair)	✓
Bruce Schwartz	✓	✓
Stephen Ross	✓	✓ (Chair)
Rudolph Borneo	✓	✓

Audit Committee

The audit committee is composed of four non-employee independent directors, Messrs. Golenberg, Ross, Borneo and Schwartz, each of whom meets the independence and financial literacy requirements as defined by applicable NASDAQ and SEC rules. The audit committee assists the Board in its general oversight of our financial reporting, internal controls, legal compliance, ethics programs and audit functions, and is directly responsible for the appointment, evaluation, retention and compensation of the registered public accounting firm. The Board has determined that Mr. Golenberg qualifies as an “audit committee financial expert” in accordance with the applicable rules and regulations of the SEC.

The audit committee acts under the terms of a written charter that was most recently amended in February 2004. A copy of the audit committee charter is attached to the Proxy Statement filed with the SEC on April 27, 2007. The audit committee met six times during the fiscal year ended December 30, 2007. For more information regarding the audit committee, please refer to the “Report of Audit Committee” beginning on page 22.

Compensation Committee

The compensation committee, which is appointed by the Board, is composed of four non-employee, independent directors as defined by applicable NASDAQ rules. The committee is responsible for establishing and administering the policies that govern both annual compensation and equity ownership. It reviews and approves salaries, bonus and incentive compensation, perquisites, equity compensation, and all other forms of compensation for our executive officers, including the chief executive officer. The compensation committee is also responsible for reviewing and administering our incentive compensation plans, equity incentive programs and other benefit plans. It periodically reviews and makes recommendations to the Board with respect to director compensation.

The compensation committee acts under the terms of a written charter adopted in April 2007. A copy of the compensation committee charter is attached to the Proxy Statement filed with the SEC on April 27, 2007. The compensation committee met four times during the fiscal year ended December 30, 2007.

Nomination of Directors

The board of directors does not maintain a standing Nominating Committee. Instead, the Board has adopted, by resolution, a process of nominating directors wherein nominees must be selected, or recommended for the Board’s selection, by a majority of the independent directors with independence determined in accordance with NASDAQ standards. Because of the relatively small size of the Board and the current demands on the independent directors, the Board determined that the nomination process would best be carried out, while maintaining the independence of the nominating process, by drawing upon the resources of all Board members with the requirement that nominees be selected by a majority of the independent directors.

In the event of a vacancy on the Board, the process followed by the independent directors in nominating and evaluating director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Board.

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the independent directors apply criteria adopted by the Board. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, absence of conflicts of interest and the ability to act in the interests of all stockholders. No specific weights are assigned to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will best allow the board to fulfill its responsibilities.

The Board may utilize the services of a search firm to help identify candidates for director who meet the qualifications outlined above.

Stockholders may recommend individuals to the independent directors for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to Independent Directors, c/o Corporate Secretary, Grill Concepts, Inc., 6300 Canoga Avenue, Suite 1700, Woodland Hills, California 91367. Assuming that appropriate biographical and background material has been provided on a timely basis, the stockholder-recommended candidates will be evaluated by following substantially the same process, and applying substantially the same criteria, as it follows for candidates recommended by our Board or others. If the Board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in the proxy card for the next annual meeting.

Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the Board, by following the procedures set forth under “Deadline for Submission of Stockholder Proposals for the 2009 Annual Meeting” on page 24. Candidates nominated by stockholders in accordance with the procedures set forth in the bylaws will not be included in our proxy card for the next annual meeting.

Communicating with the Independent Directors

Our Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Our lead director, Mr. Golenberg, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the lead director, with the assistance of our counsel, considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the board should address such communications to Grill Concepts, Inc. Board of Directors, c/o Corporate Secretary, Grill Concepts, Inc., 6300 Canoga Avenue, Suite 1700, Woodland Hills, California 91367.

Code of Conduct and Ethics

We have adopted a written code of conduct and ethics that applies to all our directors, officers and employees, including our chief executive officer and our chief financial and accounting officer. A current copy of the code can be found as an exhibit to our Annual Report on Form 10-K for the year ended December 28, 2003 as filed with the SEC on March 26, 2004, located at www.sec.gov. In addition, we intend to post on our website or file under cover of Form 8-K all disclosures that are required by law or NASDAQ listing standards concerning any amendments to, or waivers from, any provision of the code.

CERTAIN RELATIONSHIPS

In accordance with our audit committee charter, our audit committee is responsible for reviewing and approving the terms and conditions of all related party transactions. A report is made to our audit committee annually disclosing all related parties that are employed by us and related parties that are employed by other companies that we had a material relationship with during that year, if any.

Eaturna Transactions

In July 2007, Good Tasting LLC and Tuscany Oaks Partners I, LLC purchased an aggregate of 311,560 shares of our common stock and 109,046 warrants to purchase common stock for aggregate consideration of $2,194,629. The warrants are exercisable at $8.05 per share and expire in July, 2012. Good Tasting LLC and Tuscany Oaks Partners I, LLC may be deemed to be under common control with Eaturna LLC, a principal shareholder of the Company.

Robert Spivak Consulting Agreement

As described under Director Compensation – Consulting Fees to a Director, pursuant to the terms of the Employment Agreement of Robert Spivak and a Consulting Agreement with Mr. Spivak, upon Mr. Spivak’s retirement in December 2006, we retained Mr. Spivak as a consultant for a period of ten years following his retirement and Mr. Spivak continued to serve as a director of the company during 2007. Pursuant to the terms of the Consulting Agreement, we paid $212,688 to Mr. Spivak during 2007 for consulting services and benefits provided for in the Consulting Agreement.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, or “Section 16(a)”, requires that directors, executive officers and persons who own more than ten percent of any registered class of a company’s equity securities, or “reporting persons”, file with the SEC initial reports of beneficial ownership and report changes in beneficial ownership of common stock and other equity securities. Reporting persons holding our stock are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

Based solely on our review of copies of these reports, and written representations from such reporting persons, we believe that all filings required to be made by reporting persons of our stock were timely filed for the year ended December 30, 2007 in accordance with Section 16(a) with the exception of one report on Form 4 filed late by John Sola.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Report of Audit Committee

The audit committee is responsible for assessing the information provided by management and our registered public accounting firm in accordance with its business judgment. Management is responsible for the preparation, presentation and integrity of our financial statements and for the appropriateness of the accounting principles and reporting policies that are used. Management is also responsible for testing the system of internal controls, and reports to the audit committee on any deficiencies found. Our registered public accounting firm, Moss Adams LLP, is responsible for auditing the financial statements and for reviewing the unaudited interim financial statements.

The audit committee reviewed with our registered public accounting firm the overall scope and plan of the audit. In addition, it met with our registered public accounting firm, with and without management present, to discuss the results of Moss Adams LLP’s examination, the overall quality of our financial reporting and such other matters as are required to be discussed under generally accepted auditing standards. The audit committee has also received from, and discussed with, our registered public accounting firm the matters required to be discussed by Statement on Auditing Standards 61 (Communication with Audit Committees).

The audit committee has discussed with Moss Adams LLP that firm’s independence from management and our Company, including the matters in the written disclosures and the letter required by the Independence Standards Board Standard No. 1. The audit committee has also considered the compatibility of audit related and tax services with the auditors’ independence.

In fulfilling its oversight responsibilities, the audit committee has reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the year ended December 30, 2007 with both management and our registered public accounting firm. The audit committee’s review included a discussion of the quality and integrity of the accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosures in the financial statements.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 30, 2007 for filing with the SEC. The audit committee has recommended to the Board the reappointment of Moss Adams LLP as our registered public accounting firm for the 2008 fiscal year.

By the Audit Committee of the Board of Directors:

Glenn Golenberg, Audit Committee Chair

Stephen Ross, Audit Committee Member

Bruce Schwartz, Audit Committee Member

Rudolph Borneo, Audit Committee Member

Independent Registered Public Accounting Firm Fees

The following table summarizes the fees of Moss Adams LLP, our registered public accounting firm, billed to us for each of the last two fiscal years:

Fee Category	FY 2006	FY 2007
Audit Fees (1)	$312,518	$264,695
Audit-Related Fees	9,191	21,144
Tax Fees	93,291	127,775
Total Fees (2)(3)	$415,000	$413,614

(1)	Audit fees consist of fees for the audit of our financial statements, the review of the interim financial statements included in our Quarterly Reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements.
(2)	In fiscal 2006 and 2007, there were no fees billed for services other than those described above.
(3)	All fees set forth in the table were approved by our audit committee.

Pre-Approval Policies and Procedures

The audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our registered public accounting firm. This policy generally provides that we will not engage our registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the audit committee may pre-approve specific types of services that are expected to be provided by our registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular services to be provided and is also generally subject to a maximum dollar amount.

The audit committee’s practice is to consider for approval, at its regularly scheduled quarterly meetings, all audit and non-audit services proposed to be provided by our registered public accounting firm. In situations where a matter cannot wait until the next regularly scheduled committee meeting, the chairman of the committee has been delegated authority to consider and, if appropriate, approve audit and non-audit services or, if in the chairman’s judgment it is considered appropriate, to call a special meeting of the committee for that purpose.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding”. This means that only one copy of our annual report and proxy statement will be sent to stockholders who share the same last name and address. Householding is designed to reduce duplicate mailings and save significant printing and postage costs.

If you receive a household mailing this year and would like to receive additional copies of our annual report and/or proxy statement, please submit your request in writing to: Grill Concepts, Inc., 6300 Canoga Avenue, Suite 1700, Woodland Hills, California 91367, Attention: Secretary or by calling Grill Concepts at (818) 251-7000. Any stockholder who wants to receive separate copies of the proxy statement in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker, or other nominee record holder.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

FOR THE 2009 ANNUAL MEETING

Any stockholders who wish to submit a proposal, pursuant to Rule 14a-8 under the Exchange Act, for inclusion in the proxy materials for our 2009 annual meeting of stockholders must ensure that it is received by our corporate secretary at our corporate headquarters, which are located at 6300 Canoga Avenue, Suite 1700, Woodland Hills, California 91367, no later than January 4, 2009.

Our amended and restated by-laws also establish an advance notice procedure for stockholders who wish to nominate candidates for election as directors. We must receive a notice regarding stockholder nominations for director at our corporate headquarters not less than 60 days nor more than 90 days prior to the applicable stockholder meeting, provided, however, that in the event we do not publicly announce the date of the applicable annual meeting by mail, press release or otherwise more than 70 days prior to the meeting, we must receive the notice no later than the tenth day following the day on which such announcement of the date of the meeting is made. Any such notice must contain certain specified information concerning the persons to be nominated and the stockholder submitting the nomination, all as set forth in the amended and restated by-laws. The presiding officer of the meeting may refuse to acknowledge any director nomination not made in compliance with such advance notice requirements. We have not publicly announced the date of the 2008 annual meeting prior to the mailing of this notice and proxy statement. Accordingly, an appropriate notice from a stockholder regarding nominations for director to be acted on at the 2008 annual meeting must be received within ten days of this mailing.

By Order of the Board of Directors,

	ROBERT SPIVAK	MICHAEL WEINSTOCK
	Co-Chairman of the Board	Co-Chairman of the Board

April 28, 2008

THE BOARD ENCOURAGES STOCKHOLDERS TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

APPENDIX A

AMENDMENT

OF

GRILL CONCEPTS, INC.

2006 EQUITY INCENTIVE PLAN

This Amendment (“Amendment”) of the Grill Concepts, Inc. 2006 Equity Incentive Plan (“Plan”) is adopted effective March 12, 2008, subject to approval by a majority of the voting stockholders at the first annual meeting of stockholders occurring after the date hereof.

1. The first sentence of Section 4.1 of the Plan is deleted in its entirety and replaced as follows:

“Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be one million (1,000,000) and shall consist of authorized but unissued or reacquired shares of Stock or any combination thereof.”

2. The first sentence of Section 5.4(a) of the Plan is deleted in its entirety and replaced as follows:

“Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to the exercise of Incentive Stock Options shall not exceed one million (1,000,000) shares.”

3. The Plan is hereby ratified, affirmed and continued, as amended hereby.

GRILL CONCEPTS, INC.

6300 Canoga Avenue, Suite 1700

Woodland Hills, California 91367

Proxy for Annual Meeting of Shareholders

to be held on June 12, 2008

This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Philip Gay and Michael Weinstock, and each of them, as Proxies, with full power of substitution in each of them, in the name, place and stead of the undersigned, to vote at an Annual Meeting of Shareholders (the “Meeting”) of Grill Concepts, Inc., a Delaware corporation (the “Company”), on June 12, 2008, at 10:00 a.m., or at any adjournment or adjournments thereof, in the manner designated below, all of the shares of the Company’s common stock that the undersigned would be entitled to vote if personally present.

(1)	Election of directors:

	☐	FOR ALL NOMINEES LISTED BELOW		☐	WITHHOLD AUTHORITY TO VOTE FOR
		(except as marked to the contrary below)			ALL NOMINEES LISTED BELOW

INSTRUCTION: To withhold authority to vote for any individual nominees, strike a line through the nominee’s name in the list below.

	Rudolph Borneo		Philip Gay	Glenn Golenberg		Stephen Ross
	Bruce Schwartz		Robert Spivak	Michael Weinstock

(2)	Proposal to amend the Grill Concepts, Inc. 2006 Equity Incentive Plan to increase the shares reserved thereunder.

	☐	FOR	☐	AGAINST	☐	ABSTAIN

(3)	Proposal to amend the certificate of incorporation to increase authorized shares of common stock.

	☐	FOR	☐	AGAINST	☐	ABSTAIN

(4)	Proposal to ratify the appointment of Moss Adams LLP as the Company’s independent certifying accountants.

	☐	FOR	☐	AGAINST	☐	ABSTAIN

(5)	In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

	☐	GRANT AUTHORITY		☐	WITHHOLD AUTHORITY

(Continued on other side)

(Continued from other side)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 2, 3, 4 AND 5, FOR MANAGEMENT’S NOMINEES FOR DIRECTOR LISTED IN THIS PROXY AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO ANY OTHER MATTERS PROPERLY BROUGHT BEFORE THE SHAREHOLDERS AT THE MEETING.

Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, guardian, or corporate officer, please indicate the capacity in which signing.

DATED:	, 2008

Signature:

Signature if held jointly:

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE